UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2017 (June 30, 2017)

THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 461-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of June 30, 2017, Glenn M. Renwick retired as an employee of the company, but continues to serve as a director and non-executive Chairman of the Board. On the same date, the Compensation Committee of the Board of Directors approved compensation for Mr. Renwick in his capacity as non-executive Chairman of the Board for the remainder of the 2017-2018 term. Mr. Renwick will receive cash in the amount of $411,250, representing pro-rated compensation, from July 2017 through the 2018 annual meeting of shareholders, of annual $470,000 compensation for non-executive Chairman of the Board. The compensation will be paid to Mr. Renwick on April 12, 2018 if he remains a director on that date, or earlier if he dies or resigns or is removed as a result of a Disability (as defined in The Progressive Corporation 2017 Directors Equity Incentive Plan) or if a Change in Control (as defined in that plan) occurs. Mr. Renwick will not receive any additional compensation for committee assignments. When deciding to provide cash compensation to Mr. Renwick, the Compensation Committee determined that Mr. Renwick’s current extensive stock holdings adequately align his interests with those of other shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 5, 2017
THE PROGRESSIVE CORPORATION

By: /s/ Daniel P. Mascaro
Name: Daniel P. Mascaro
Title: Vice President and Secretary